UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 10, 2010

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 15, 2010, Radian Group Inc. (the “Company”) completed its previously announced public offering of $450 million principal amount of 3.00% Convertible Senior Notes due 2017 (the “Notes”). The offering included the purchase by the underwriters (the “Underwriters”) of $50 million in principal amount of Notes upon the exercise by the Underwriters of their over-allotment option in full. The Notes were issued pursuant to the Senior Indenture dated November 15, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated November 15, 2010 (the “Supplemental Indenture,” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Notes are senior unsecured obligations of the Company, pay interest semi-annually on May 15 and November 15 at a rate of 3.00% per year, and will mature on November 15, 2017. Prior to August 15, 2017, the Notes will be convertible only upon specified events and during specified periods and, thereafter, at any time. The Notes are initially convertible at a conversion rate of 85.5688 shares of the Company’s common stock (the “Common Stock”) per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $11.69, representing a 32.5% conversion premium based on the closing price of $8.82 per share of the Common Stock on November 8, 2010. The conversion rate is subject to adjustment upon the occurrence of certain events. Upon conversion, the Company will pay cash up to the principal amount of the converted Notes and intends to settle the remainder of its conversion obligation, if any, in shares of Common Stock, but may settle the remainder in cash or a combination of cash and shares of Common Stock, at the Company’s option.

If the Company undergoes a “fundamental change” (as defined in the Indenture), holders will, subject to certain conditions, have the option to require the Company to purchase their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, up to, but excluding, the fundamental change purchase date. In addition, following certain corporate events, the Company will increase the conversion rate for a holder who converts its Notes in connection with that corporate event.

The occurrence of an Event of Default (as defined in the Indenture) may lead to the outstanding principal and unpaid interest of the Notes to be immediately due and payable. The Indenture provides that an Event of Default will occur if:

•	there is a default in the payment of principal of any Note when due and payable at maturity, upon required purchase in connection with a fundamental change, or otherwise;

•	the Company fails to pay interest on any Note when due, and such failure continues for 30 days after the date when due;

•

upon the exercise of a holder’s conversion right, the Company fails to deliver, or cause the trustee to deliver, to such holder the full amount of conversion consideration deliverable in respect of the Notes surrendered for conversion when due;

•

the Company fails to give a fundamental change notice as set forth in the Indenture, or notice of a specified corporate event as set forth in the Indenture, and such failure continues for five calendar days thereafter;

•	the Company fails to comply with its obligations under the Indenture with respect to transactions involving the Company’s merger, consolidation, or sale of assets;

•

the Company fails to comply with any other term, covenant or agreement contained in the Notes or the Indenture, and such failure is not cured within 60 days after notice to the Company by the trustee or to the trustee and the Company by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•

there is a default (i) in any scheduled payment of principal of any indebtedness of the Company or of any of its subsidiaries (other than the Notes and other than non-recourse indebtedness), aggregating more than $25.0 million in principal amount, when due and payable after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness of the Company or of any of its subsidiaries (other than the Notes and other than non-recourse indebtedness) in excess of $25.0 million principal amount that results in such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness is not discharged, within a period of 5 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or defaults and stating that such notice is a “notice of default” under the Indenture;

•

one or more final, non-appealable judgments against the Company or any of its subsidiaries, the aggregate uninsured portion of which is at least $25.0 million, if the judgments are not paid or discharged within 120 days; and

•

certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities and Exchange Act of 1934, as amended) or any group of its subsidiaries that in the aggregate would constitute a “significant subsidiary.”

The summary of each of the Base Indenture, the Supplemental Indenture, and the Notes is qualified in its entirety by reference to the text of the documents, which are included as exhibits hereto and are incorporated by reference herein.

The offering was made pursuant to an existing and effective shelf registration statement filed on Form S-3 (File No. 333-160657) with the Securities and Exchange Commission (the “SEC”), as supplemented by a final prospectus supplement filed with the SEC on November 9, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (together, the “Registration Statement”).

The net proceeds from this offering, after deducting the Underwriters’ discounts and estimated offering expenses, are approximately $437.2 million. The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes, which may include repayment or repurchase of its outstanding debt, including the Company’s 7.75% debentures and the Company’s 5.625% senior notes either before or at their respective scheduled maturity dates on June 1, 2011 and February 15, 2013, and additional capital support for its mortgage insurance business. In addition, the Company used a portion of the proceeds to fund the capped call transaction described below in Item 8.01.

The opinion of Drinker Biddle & Reath LLP regarding the validity of the Notes issued pursuant to the offering described in Item 1.01 is filed as Exhibit 5.1 hereto and is incorporated by reference in its entirety into the Registration Statement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2010, the board of directors of the Company approved an amendment to the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “2008 Plan”). The amendment provides that Performance Share Awards (as defined in the 2008 Plan) granted under the 2008 Plan will be based on performance over a minimum period of one year. The foregoing description of the amendment to the 2008 Plan is qualified in its entirety by reference to the full text of the 2008 Plan, as amended, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 15, 2010, the Company filed a Certificate of Change of Registered Agent and Registered Office (the “Certificate of Change”) to its Amended and Restated Certificate of Incorporation to change the Company’s registered agent and registered office in Delaware. A copy of the Certificate of Change to the Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8–K.

Item 8.01.	Other Events.

As of November 8, 2010 and November 10, 2010, the Company and an affiliate of Morgan Stanley & Co. Incorporated entered into capped call transactions (the “Capped Call Transactions”), which became effective as of November 15, 2010, in connection with the issuance of the Notes. The Capped Call Transactions have an initial strike price equal to the initial conversion price of the Notes and a cap price initially equal to approximately $14.11, or approximately 160% the last reported sale price of the Common Stock on the New York Stock Exchange on November 8, 2010 (in each case subject to certain anti-dilutive adjustments similar to those applicable to the Notes). The Capped Call Transactions initially cover approximately 38.5 million shares of the Common Stock and are intended to offset the potential dilution to the Common Stock and/or any potential cash payments that may be required to be made by the Company upon conversion of the Notes in excess of the principal amount of converted Notes, subject to the cap price. If, however, the market value per share of the Common Stock, as measured under the terms of the Capped Call Transactions, exceeds the applicable cap price of the Capped Call Transactions, the number of shares of Common Stock and/or the amount of cash the Company expects to receive upon exercise of the Capped Call Transactions will be limited. The Company paid approximately $46.1 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Call Transactions. The foregoing description of terms of the Capped Call Transactions is qualified in its entirety by reference to the confirmations of the Capped Call Transactions, which are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on November 10, 2010.

Additionally, on November 15, 2010, the Company issued a press release announcing the closing of its offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Change of Registered Agent and Registered Office dated November 15, 2010.

4.1	Senior Indenture dated November 15, 2010.

4.2	First Supplemental Indenture dated November 15, 2010.

4.3	Form of 3.00% Convertible Senior Note due 2017 (included in Exhibit 4.2).

5.1	Opinion of Drinker Biddle & Reath LLP dated November 15, 2010.

10.1	Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan.

23.1	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

99.1	Press Release dated November 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: November 16, 2010	By:	/s/ C. Robert Quint
C. Robert Quint
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Change of Registered Agent and Registered Office dated November 15, 2010.

4.1	Senior Indenture dated November 15, 2010.

4.2	First Supplemental Indenture dated November 15, 2010.

4.3	Form of 3.00% Convertible Senior Notes due 2017 (included in Exhibit 4.2).

5.1	Opinion of Drinker Biddle & Reath LLP dated November 15, 2010.

10.1	Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan.

23.1	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

99.1	Press Release dated November 15, 2010.